Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income was $2.5 million, or $0.83 per share, for the three-month period ended September 30, 2022.
●	An annualized return on average equity of 18.03% and return on average assets of 1.02% for the first quarter of fiscal year 2023.
●	Total loans increased by $25.8 million, or an annualized 16.8%, for the three-month period ended September 30, 2022
●	Non-performing loans to total loans declined to a record low of 0.01% at September 30, 2022.
●	Total deposits increased by $25.5 million, or an annualized 11.5%, for the three-month period ended September 30, 2022.

Minerva, Ohio — October 24, 2022 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.5 million for the first quarter of fiscal year 2023, a decrease of $130 thousand, or 4.9%, from the same period last year. Earnings per share for the first quarter of fiscal year 2023 were $0.83 compared to $0.88 for the same period last year. Net income for the three months ended September 30, 2022 was positively impacted by a $423 thousand, or 5.3%, increase in net interest income from the same prior year period, which was offset by a $220 thousand increase in loan loss provision expense because of the organic loan growth during the first quarter of fiscal year 2023 and a $246 thousand increase in other expenses from the same prior year period.

“Strong net interest income, which increased by 5.3% from the quarter ended September 30, 2021, was the result of redeploying Paycheck Protection Program (PPP) forgiveness proceeds into new earning assets. This redeployment compensated for a $987 thousand decrease in PPP earnings from the prior year, significant disruption in the residential mortgage market, rising operating costs, and an increased loan loss provision, itself a result of the 16.8% annualized loan growth. As PPP loan balances hit their high, the bank invested in our consumer and commercial loan production staff and systems with the intention of reinvesting the expected forgiveness proceeds. These investments have resulted in the growth rates and consistent earnings outlined in these results,” said Ralph J. Lober II, President & Chief Executive Officer. “While increasing short term market interest rates have negatively impacted funding costs and securities portfolio valuations, they have had a positive impact on our reinvestment rates and, except for residential mortgage volume, have not resulted in a material decrease in sales activity. We do expect further increases in the Federal Funds Rate to slow economic activity,” he continued.

Quarterly Operating Results Overview

Net income decreased to $2.5 million, or $0.83 per share, for the three months ended September 30, 2022, compared to $2.7 million, or $0.88 per share, for the same prior year period.

Net interest income increased by $423 thousand, or 5.3%, for the three months ended September 30, 2022, compared to the same period last year, with interest income increasing by $739 thousand and interest expense increasing by $316 thousand. The net interest margin was 3.48% for the quarter ended September 30, 2022, 3.51% for the quarter ended June 30, 2022, and 3.62% for the quarter ended September 30, 2021. The yield on average interest-earning assets was 3.76% for the quarter ended September 30, 2022, compared with 3.78% for the same prior year period. Interest income was positively impacted by the $52.0 million, or 5.8%, growth in average interest-earning assets as well as the increase in current market interest rates. The cost of funds increased to 0.40% for the quarter ended September 30, 2022, from 0.23% for the same prior year period.

The provision for loan losses was $410 thousand for the three-month period ended September 30, 2022, compared with $190 thousand for the same period last year. The loan loss provision expense of $410 thousand recorded in the first quarter of fiscal year 2023 was primarily due to the organic growth within the loan portfolio. Net charge-offs of $24 thousand were recorded for the three-month period ended September 30, 2022.

Other income decreased by $142 thousand for the three-month period ended September 30, 2022, compared to the same prior year period primarily due to gains on mortgage banking activity decreasing by $176 thousand, or 68.2%, from the same prior year period. This decline was partially offset by increases in service charges on deposit accounts of $39 thousand, or 10.9%, and debit card interchange income increasing by $32 thousand, or 6.3%.

Other expenses increased by $246 thousand, or 4.2%, for the three-month period ended September 30, 2022, compared to the same prior year period. Increases in salaries, employee benefits, occupancy, equipment, and FDIC insurance assessments contributed to the increase in other expenses for the three-month period ended September 30, 2022. These increases were partially offset by a decline in professional fees since the three-month period ended September 30, 2021 included non-recurring expenses related to the acquisition of the Calcutta and Wellsville, Ohio branch locations.

Balance Sheet and Asset Quality Overview

Assets as of September 30, 2022 totaled $991.4 million, an increase of $14.1 million, or an annualized 5.8%, from June 30, 2022. From June 30, 2022, total loans increased by $25.8 million, or an annualized 16.8%. Total deposits increased by $25.5 million, or an annualized 11.5% from June 30, 2022.

Total available-for-sale securities decreased by $17.9 million to $278.4 million as of September 30, 2022, from $296.3 million as of June 30, 2022. In addition, total shareholders’ equity declined to $43.5 million as of September 30, 2022 from $54.0 million as of June 30, 2022. The declines in available-for-sale securities and shareholders’ equity were the result of rapidly rising interest rates during 2022 causing the accumulated other comprehensive loss to increase as available-for-sale securities are marked to fair market value. As market interest rates rise, the fair value of fixed-rate securities decline with a corresponding net of tax decline recorded in the accumulated other comprehensive loss portion of equity. This unrealized loss in securities is temporary and is adjusted monthly for additional market interest rate fluctuations, principal paydowns, calls, and maturities.

Non-performing loans were $66 thousand as of September 30, 2022 and $440 thousand as of June 30, 2022. Non-performing loans declined primarily due to two loans being upgraded and returned to accrual status during the first quarter of fiscal year 2023. The allowance for loan and lease losses (ALLL) as a percent of total loans at September 30, 2022 was 1.18% and net charge-offs of $24 thousand were recorded for the three-month period ended September 30, 2022 compared with an ALLL to loans ratio of 1.17% at June 30, 2022 and net recoveries of $16 thousand for the three-month period ended September 30, 2021.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. Its market includes these counties as well as the sixteen contiguous counties in northeast Ohio, western Pennsylvania, and northern West Virginia. Information about Consumers National Bank can be accessed on the internet at https://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. Risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income, pricing and liquidity pressures may result; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2022	June 30, 2022	September 30, 2021
Total interest income	$9,074	$8,690	$8,335
Total interest expense	678	377	362
Net interest income	8,396	8,313	7,973
Provision for loan losses	410	190	190
Other income	1,131	1,121	1,273
Other expenses	6,078	5,897	5,832
Income before income taxes	3,039	3,347	3,224
Income tax expense	504	567	559
Net income	$2,535	$2,780	$2,665
Basic and diluted earnings per share	$0.83	$0.91	$0.88

Consolidated Statements of Financial Condition	September 30, 2022	June 30, 2022	September 30, 2021
Assets
Cash and cash equivalents	$25,515	$20,952	$87,092
Certificates of deposit in other financial institutions	3,769	3,781	5,560
Securities, available-for-sale	278,418	296,347	245,414
Securities, held-to-maturity	7,769	7,874	7,896
Equity securities, at fair value	376	400	424
Federal bank and other restricted stocks, at cost	2,267	2,525	2,472
Loans held for sale	433	1,165	1,803
Total loans	637,601	611,843	577,161
Less: allowance for loan losses	7,546	7,160	6,677
Net loans	630,055	604,683	570,484
Other assets	42,821	39,586	32,741
Total assets	$991,423	$977,313	$953,886
Liabilities and Shareholders’ Equity
Deposits	$912,083	$886,562	$849,186
Other interest-bearing liabilities	29,163	29,551	27,073
Other liabilities	6,719	7,230	6,475
Total liabilities	947,965	923,343	882,734
Shareholders’ equity	43,458	53,970	71,152
Total liabilities and shareholders’ equity	$991,423	$977,313	$953,886

	At or For the Three Months Ended
Performance Ratios:	September 30, 2022	June 30, 2022	September 30, 2021
Return on Average Assets (Annualized)	1.02%	1.13%	1.14%
Return on Average Equity (Annualized)	18.03	19.47	14.75
Average Equity to Average Assets	5.63	5.80	7.73
Net Interest Margin (Fully Tax Equivalent)	3.48	3.51	3.62

Market Data:
Book Value to Common Share	$14.20	$17.66	$23.34
Dividends Paid per Common Share (QTD)	$0.17	$0.16	$0.16
Period End Common Shares	3,059,739	3,056,674	3,048,671

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	0.01%	0.02%	(0.01)%
Non-performing Assets to Total Assets	0.01	0.05	0.20
ALLL to Total Loans	1.18	1.17	1.16